December 31, 2009

Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

Re:	Nationwide Life Insurance Company
Nationwide Provident VA Separate Account 1
Market Street VIP/2 Flexible Premium Deferred Variable Annuity Registration Statement
File No. 811-07708

Ladies and Gentlemen:

I have acted as Managing Counsel to Nationwide Life Insurance Company (“NLIC”), an Ohio insurance company, and to its Nationwide Provident VA Separate Account 1 (the “Separate Account”), and I have participated in the preparation and review of the Initial Registration Statement on Form N-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of changing the depositor of the Market Street VIP/2 Flexible Premium Deferred Variable Annuity contracts (“Contracts”) issued under the Separate Account from Nationwide Life Insurance Company of America (“NLICA”) to NLIC as a result of the merger of NLICA with and into NLIC.  The Separate Account, originally known as Provident Mutual Variable Annuity Separate Account, was established pursuant to a resolution of the Board of Directors of Provident Mutual Life Insurance Company or PMLIC (a predecessor to NLICA, and now NLIC), as a separate account for assets applicable to the Contracts.

I have examined the Initial Registration Statement on Form N-4 for the Contracts, including all related documents and exhibits, and reviewed such questions of law as I considered necessary and appropriate.  On the basis of such examination and review, it is my opinion that:

1.
NLIC is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio and is duly authorized to issue and sell life insurance and annuity contracts.

2.	The Separate Account has been properly created, and is a validly existing separate account pursuant to the laws of the State of Ohio.

Home Office:  One Nationwide Plaza Nationwide Insurance
Columbus, Ohio 43215-2220 Nationwide Financial

Legal Counsel to the Nationwide Insurance Companies and their Associated Companies

3.
The issuance and sale of the Flexible Premium Deferred Variable Annuity Contracts have been duly authorized by NLIC.  The Contracts, when issued and sold in the manner stated in the Initial Registration Statement, will be legal and binding obligations of NLIC in accordance with their terms, except that clearance must be obtained, or the contract form must be approved, prior to the issuance thereof in certain jurisdictions.

4.
To the extent so provided under the Contracts, that portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account, will not be chargeable with liabilities arising out of any other business that NLIC may conduct.

I hereby consent to the filing of this opinion as an exhibit to the Initial Registration Statement filed on Form N-4 for the Contracts and the Separate Account.

Very truly yours,

/s/ JAMIE R. CASTO

Jamie R. Casto
Managing Counsel

Home Office:  One Nationwide Plaza Nationwide Insurance
Columbus, Ohio 43215-2220 Nationwide Financial

Legal Counsel to the Nationwide Insurance Companies and their Associated Companies